Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261148), Form S-8 (File No. 333-277678), Form S-8 (File No. 333-285236), Form S-3 (File No. 333-271641), Form S-3ASR (File No. 333-281908) and Form S-3ASR (File No. 333-285518) of our reports dated February 24, 2026, with respect to our audit of the consolidated financial statements and related financial statement Schedule I listed in the Index at Item 15 of Cipher Digital Inc. (the “Company”) as of and for the year ended December 31, 2025 and the effectiveness of internal control over financial reporting of the Company as of December 31, 2025, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

San Francisco, CA
February 24, 2026